Exhibit 99.1
First M&F Corporation

March 30, 2012

Dear Shareholders:

Your first quarter dividend is being paid today. You also should have received your copy of our 2011 Annual Report and 10-K and a copy of our proxy to record your vote to be cast at our Annual Shareholders' Meeting on April 11. I encourage you to read these materials, vote your proxy and attend the meeting. First quarter 2012 results will be announced in mid April.

The progress and recovery of First M&F continues! By all reasonable and meaningful measures your company has made great strides since 2009. When you review and analyze our 2011 results and then see first quarter 2012 results, you should recognize the continuation of good progress. Clearly M&F has much yet to improve but tough times have led to tough decisions….decisions which have served you, our shareholders, well. The strong correlation of improved credit quality to increased market value has been demonstrated in the last few weeks in the price and liquidity of First M&F shares. Share value follows asset quality during and after the recession and this has been the case with First M&F. Value also follows earnings which is beginning to occur. Capital strength follows earnings improvement and earnings retention. Dividend increases will follow credit and earnings improvement and TARP repayment.

These matters take time, but as previously stated, M&F is consistently strengthening and performance is improving materially. We all yearn for, and work toward, better economic returns and better days ahead for M&F and our country. Meanwhile, thank you for your support and loyalty to M&F.

I remind you again of our upcoming annual meeting as noted in our proxy. Cast your votes affirmatively and attend the meeting if you can. First M&F is on the rise and is at the dawning of a new era of service - Fast, Simple and Local.

Sincerely,

Hugh S. Potts, Jr.
Chairman and CEO